Exhibit 10.28

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

LiveStyle NA Live Holdings, Inc.,

LIVEXLIVE MEDIA, INC.,

and

LIVEXLIVE EVENTS, LLC

Dated as of February 5, 2020

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of February 5, 2020 (the “Effective Date”), by and among LiveStyle NA Live Holdings, Inc., a Delaware corporation (“Seller”), LiveXLive Media, Inc., a Delaware corporation (“Parent”), and LiveXLive Events, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Buyer”). The parties hereto shall each be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase from Seller, all of its right, title and interest in one hundred percent (100%) of the Membership Interests of React at the Closing pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; interpretation

1.1. Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“2019 Balance Sheet” has the meaning set forth in Section 3.7(a).

“Accrued PTO” means all accrued vacation and/or paid time off with respect to each Transferred Employee as of the Effective Date.

“Action” means any Legal Proceeding, grievance, opposition, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Authority.

“Adjustment Calculation Time” means as of the opening of business on the Effective Date, without giving effect to the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” shall have the meaning set forth in the Preamble.

“Assignment and Assumption Agreement” means that the Assignment and Assumption Agreement and Bill of Sale, dated as of the date hereof, by and between React and SFXE IP, in the form attached hereto as Exhibit A.

“Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other self-regulated organization or quasi-governmental agency (to the extent that the rules, regulations or orders of such authority or organization have the force of Law), and also including any non-governmental regulatory authority or trade association, union or organization, guild, arbitrator, court or tribunal of competent jurisdiction or similar body.

“Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Business” means the business of producing, promoting, organizing and/or holding electronic music clubs, concerts, venues, events and/or festivals (including Spring Awakening Festival) carried out by the Companies in the Chicago-Naperville-Elgin, IL-In-WI Metro Area, as defined by the United States Census Bureau, and in such locations in the states of Indiana, Michigan, Wisconsin and Illinois where any of the Companies are currently producing, promoting, organizing and/or holding electronic music clubs, concerts, venues, events and/or festivals as of the date hereof; provided, that notwithstanding anything to the contrary contained herein, the Business shall not include any such activity by any Person related to that live music festival event commonly referred to as “Freaky Deaky Music Festival”, the word mark “Freaky Deaky” as registered with the USPTO under registration number 4974644, or any other activity exploiting such Intellectual Property related thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Buyer Objection Notice” has the meaning set forth in Section 5.5(b).

“Buyer Parties” means Buyer, Parent, and their respective Affiliates (including, after the Closing, the Companies and any of their respective Subsidiaries, but excluding Seller and its Affiliates) and their respective owners, stockholders, members, partners, officers, directors, managers, employees, agents, Representatives, successors and permitted assigns.

“Claim Amount” has the meaning set forth in Section 5.5(a).

“Claim Notice” has the meaning set forth in Section 5.4(a).

“Closing” means the consummation of the purchase of Membership Interests by Buyer contemplated herein.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the restricted shares of common stock issuable by Parent pursuant to the Note.

“Companies” means React, Spring Awakening and Summer Set.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, whether oral or written, that relates to the business, business plans, products (current and prospective), product plans, developments, technology, platforms, services, research or development, Contracts, real property leases, agreements with or proposals from third parties and information about such agreements or proposals, including, without limitation, the identity of such third parties, strategy, legal and business analysis, confidential recommendations of consultants and other advisors, and all proprietary and intellectual property of any kind or nature, and other agreements (and the terms thereof and the parties thereto) of React, Spring Awakening or Summer Set or any of their suppliers, distributors, vendors, partners, customers (current and prospective), employees, independent contractors or other business relations; except such information which (a) becomes generally available to the public through no fault of Seller or its Affiliates, (b) was known to the party to whom such information was disclosed, without restriction, at the time of disclosure, as demonstrated by files in existence or such other evidence at the time of disclosure, or (c) is hereafter available to the party to whom such information was disclosed on a non-confidential basis from a source (other than the party disclosing or on whose behalf such information was disclosed) which was, to the knowledge of the receiving party, not prohibited from disclosing the same and otherwise not in violation of the disclosing party’s rights.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, note, lease, mortgage, license, indenture, joint venture, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deductible” has the meaning set forth in Section 5.3.

“Disclosure Schedules” has the meaning set forth in ARTICLE III.

“Effective Date” shall have the meaning set forth in the Preamble.

“Encumbrance” means any Lien (other than restrictions on transfer under the Securities Act and applicable state securities Laws).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.7(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 3.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Financial Advisor Fees” has the meaning set forth in Section 3.17.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied in a manner consistent with the past methodologies, practices, estimation and reserve techniques, assumptions and principles of the Companies.

“Guaranty” means Guaranty and Pledge Agreement, dated December 21, 2018, by and among Axar Master Fund, Ltd., as collateral agent for the lenders party to the Loan Agreement, Seller, React, and the other the grantor parties thereto.

“Indemnification Notice” has the meaning set forth in Section 5.1(b)

“Indemnifiable Claim” has the meaning set forth in Section 5.4(a).

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnity Cap” has the meaning set forth in Section 5.3.

“Infringing” has the meaning set forth in Section 3.13.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Insurance Recovery Efforts” has the meaning set forth in Schedule 5.6.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge” or any similar phrases whether or not capitalized, means that which is actually known or constructively known by (a) (i) any director, manager or officer of Seller or the Companies or (ii) solely with respect to Sections 3.6 (Litigation) and 3.9 (Material Contracts), Brian Griffin, or (b) any director or executive officer of Buyer or Parent, as applicable, or reasonably should have been known by (x) (i) any director, manager or officer of Seller or the Companies or (ii) solely with respect to Sections 3.6 (Litigation) and 3.9 (Material Contracts), Brian Griffin, or (y) any director or executive officer of Buyer or Parent, as applicable.

“Law” means any constitution, law, statute, ordinance, rule, regulation, regulatory requirement, code, treaty, common law, judgment, Order, other requirement or rule of law enacted, issued, promulgated, enforced, adopted or entered by any Authority.

“Leased Real Property” has the meaning set forth in Section 3.15.

“Leases” has the meaning set forth in Section 3.15.

“Legal Proceeding” means any charge, complaint, judicial, administrative or arbitral action, suit, investigation, inquiry, cause of action, demand, lawsuit, litigation, arbitration, inquiry, notice of violation, citation, summons, proceeding, claim, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, whether by or before an Authority or otherwise.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, deed, pledge, hypothecation, lease, sublease or other right of occupancy, easement, encroachment, license, right of way, title defect, option, warrant, right of first refusal, right of way, right of first offer, preemptive right, voting trust or agreement, proxy, or similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loan Agreement” means that certain Loan and Security Agreement, dated December 21, 2018, by and among LiveStyle, Inc., Axar CL SPV LLC, in its capacity as a lender and as administrative agent and collateral agent for the other lenders party thereto, Star V Partners LLC, and Blackwell Partners LLC – Series E, as amended by that certain Amendment No. 1 to Loan and Security Agreement, dated October 18, 2019, that certain Amendment No. 2 to Loan and Security Agreement, dated November 25, 2019, and that certain Amendment No. 3 to Loan and Security Agreement, dated December 20, 2019).

“Losses” has the meaning set forth in Section 5.2(a).

“Material Adverse Effect” means any event, occurrence, fact, condition, effect, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, taken as a whole, when viewed on a long-term and not a short-term basis, (b) results of operations, condition (financial or otherwise) or assets of any of the Companies, taken as a whole, when viewed on a long-term and not a short-term basis, or (c) the ability of Seller or any of the Companies to consummate the transactions contemplated hereby on a timely basis; provided, that none of the following shall be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: any event, occurrence, fact, condition, effect, circumstance or change which (i) generally affects the industry, markets or geographic areas in which the Companies operate, (ii) results from or arises out of a change in applicable Law (or interpretation thereof) or accounting requirements, standards or principles, (iii) results from or arises out of any act of war, political, regulatory or social conditions, outbreak of illness or other public health event, continuation or escalation of hostilities, act of terrorism, sabotage, natural or man-made disaster or other force majeure event, (iv) results from or arises out of changes in economic, financial, banking, currency or capital markets conditions, including interest rates and exchange rates, or any other national, international or regional calamity, (v) is required or contemplated under this Agreement, or results from or arises out of the announcement, pendency or performance of this Agreement or the identity of Buyer or Parent (including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, partners, suppliers, distributors, employees or financing sources of, or other third parties engaged in any business with, the Companies), (vi) results from or arises out of actions taken (or omitted to be taken) at the written request of or with the written consent of Buyer, Parent or any of their respective Affiliates, (vii) results from or arises out of any communication by Buyer, Parent or any of their respective Affiliates regarding the plans or intentions of Buyer, Parent or any of their respective Affiliates with respect to the conduct of the Business following the Closing, (viii) results from or arises out of any failure by the Companies to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period, (ix) results from any change or announcement of a change or potential change in the credit rating or other rating of financial strength of the Companies or any of their Affiliates or any of their respective securities, (x) results from or arises out of any action required to be taken under any applicable Law (including any antitrust law), (xi) actions taken (or omitted to be taken) at the written request of or with the written consent of Buyer or Parent following the Closing, or (xii) is disclosed in the Disclosure Schedule; provided, that any event, occurrence, fact, condition, effect, circumstance or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, effect, circumstance or change has a disproportionate effect on Seller or any of the Companies, individually or in aggregate, compared to other participants in the industries in which Seller or any of the Companies conduct their businesses.

“Material Contract” means (a) any Contract which by its terms calls for aggregate payments, commitments or consideration by any of the Companies under such Contract of more than $25,000 over the remaining term of such Contract, (b) any indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract pursuant to which the Liability (whether contingent or otherwise) of any of the Companies or all of them in aggregate (if more than one of the Companies is a party to such indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar Contract), in each case in excess of $25,000, is outstanding or may be demanded or incurred, (c) any Contract involving aggregate payments, commitments or consideration in excess of $25,000 between any of the Companies, on the one hand, and (i) any director, statutory auditor, attorney, banker, officer, employee or Affiliate of any of the Companies, or (ii) any Affiliate of Seller, on the other hand, (d) any Contract that requires any of the Companies to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, (e) any Contracts between any of the Companies and any current employee relating to the employment of, or performance of employment- related services by, such employee, but not including Contracts that provide for employment that is terminable “at will” and that are without severance or change of control pay or benefits, (f) any Contracts with independent contractors or consultants (or similar arrangements) for the provision of services, to which any of the Companies is a party and which are not cancellable without a penalty of $5,000 (or more) or without more than sixty (60) days’ notice; (g) any Contract relating to indebtedness or other debt arrangement (including, without limitation, guarantees) of any of the Companies; (h) any Contract in effect as of the Effective Date with any Authority to which any of the Companies is party; (i) any Contract that limits or purports to limit the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time; (j) any Contract relating to any of the Companies that provides for the indemnification of any Person in an amount in excess of $25,000, or (k) any Contract to which any of the Companies is a party that provides for any joint venture, partnership or similar arrangement by such Company, other than co-promotion Contracts whereby the parties thereto share in receipts resulting from the exhibition of live performances at venues from time to time involving aggregate payments, commitments or consideration lower than $25,000; provided, that “Material Contract” shall exclude any Contract involving aggregate payments, commitments or consideration in excess of $25,000 and that has expired or has been terminated prior to the Effective Date in accordance with its terms.

“Membership Interests” means (a) 100% of the issued and outstanding membership interests of React, (b) 100% of the issued and outstanding membership interests of Spring Awakening and (c) 82.5% of the issued and outstanding membership interests of Summer Set.

“Note” has the meaning set forth in Section 2.2.

“Offset Amount” has the meaning set forth in Section 5.5(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, settlement, stipulation or arbitration award.

“Organizational Documents” means an entity’s articles or certificate of incorporation, certification of organization or formation, bylaws, operating or limited liability company agreement, or other similar organizational or governing documents.

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Financial Statements” has the meaning set forth in Section 4.5(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Authority.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, association, trust, joint venture, limited partnership, proprietorship, firm, or any Authority or other entity.

“Plan” has the meaning set forth in the definition of Post-Reorganization.

“Post-Reorganization” means the period following the consummation of the reorganization of LiveStyle, Inc., a Delaware corporation formerly known as SFX Entertainment, Inc., and its affiliated debtors, pursuant to that certain Fifth Amended Joint Plan of Reorganization of SFX Entertainment, Inc., et. al., dated November 15, 2016 (the “Plan”).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.8(a).

“Proceeds” has the meaning set forth in Schedule 5.6.

“Proposed Business” has the meaning set forth in Section 3.2.

“Purchase Price” has the meaning set forth in Section 2.2.

“React” means React Presents, LLC, a Delaware limited liability company.

“Real Property” means the real property owned, leased or subleased by React, together with all buildings, structures and facilities located thereon.

“Related Persons” has the meaning set forth in Section 3.16.

“Release Letter” means that certain Letter Agreement, dated as of the Effective Date, by and among Axar CL SPV LLC, as administrative agent and collateral agent, and the other parties thereto, in the form attached hereto as Exhibit B.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” means (a) any material approvals, consents, Orders, ratifications, waivers or other authorizations, in each case, required to be obtained from another Person prior to the Effective Date for the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

“Restricted Period” has the meaning set forth in Section 6.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Objection Notice” has the meaning set forth in Section 5.5(a).

“Seller Parties” means Seller and its Affiliates (other than the Companies), successors and permitted assigns.

“SFXE IP” means SFXE IP LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller.

“Spring Awakening” means Spring Awakening, LLC, an Illinois limited liability company and wholly-owned subsidiary of React.

“Spring Awakening Festival” means the festival known as “Spring Awakening Music Festival” (including for the 2018, 2019 and 2020 calendar years) produced, promoted, organized and held by React and Spring Awakening.

“Straddle Period” has the meaning set forth in Section 6.8(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (a) if a corporation, more than 50% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association, joint venture or other business entity, more than 50% of the partnership, limited liability company, membership, joint venture or other similar ownership or equity interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Summer Set” means Summer Set Music and Camping Festival, LLC, an Illinois limited liability company.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, escheat, unclaimed property, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Audit” means any audit and other proceedings by any Authority relating to Taxes.

“Tax Returns” means any return, declaration, report, claim for refund, estimate or information return or statement relating or attributable to Taxes, (including any election, schedule or attachment thereto, and including any amendment thereof), and including, where permitted or required, affiliated, combined, consolidated, unitary or similar returns for any group of entities.

“Terminated Liens” has the meaning set forth in Section 6.4.

“Termination Date” has the meaning set forth in Section 5.1(b).

“Threshold” has the meaning set forth in Section 5.3.

“Transaction Documents” means this Agreement, the Note, and the Assignment and Assumption Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.8(f).

“Transferred Employees” has the meaning set forth in Section 6.1(a).

“Vivendi Notice” has the meaning set forth in Schedule 3.5,

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2. Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) words of one gender shall be construed to apply to each gender; (vi) the words “hereof”, “herein”, “hereby”, “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (vii) the terms “Article”, “Section”, “Exhibit”, “Preamble”, “Recital” and “Schedule” refer to the specified Article, Section, Exhibit, Preamble, Recital or Schedule of or to this Agreement; (viii) unless specifically denominated as Business Days, references to “day” or “days” are to calendar days; and (ix) any references to time shall be references to Los Angeles time.

ARTICLE II
PURCHASE AND SALE OF the MEMBERSHIP INTERESTS OF REACT; CLOSING

2.1. Purchase and Sale of the Membership Interests of React. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, all of its right, title and interest in the Membership Interests of React, free and clear of any Encumbrances.

2.2. Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of Membership Interests of React, Buyer shall pay or cause to be paid to Seller an aggregate purchase price equal to $2,000,000 (the “Purchase Price”), which shall be payable in the form of a convertible promissory note issued by React effective as of immediately following the Closing in the principal amount equal to the Purchase Price and in the form attached hereto as Exhibit C (the “Note”).

2.3. Transactions to be Effected at the Closing.

(a) Closing. The Closing shall take place at the offices of Seller, located at 9171 Wilshire Boulevard, Suite 500, Beverly Hills, CA 90210, or through electronic mail and/or national recognized overnight delivery service, commencing at 7:00 A.M. Pacific time on the Effective Date or at such other time or place as the Parties may agree in writing.

(b) At the Closing, Buyer shall deliver to Seller:

(i) a certificate of good standing with respect to each of Buyer and Parent issued by the office of the Secretary of State of the State of Delaware, each of which is dated as of a date no more than ten (10) days prior to the Effective Date;

(ii) employment offer letters executed by React or Buyer (as determined by Parent in its sole and absolute discretion) addressed to the employees of Seller or its Affiliates set forth in Schedule 6.1(a);

(iii) evidence of delivery of the Vivendi Notice, executed by a duly authorized signatory of Buyer and duly authorized officer of Parent;

(iv) evidence reasonably satisfactory to Seller that the consents that each of Buyer or Parent is required to obtain or receive as set forth in Schedule 4.6 have been obtained or received by Buyer or Parent, as applicable;

(v) a certificate dated as of the Effective Date (executed by a duly authorized officer of Buyer) certifying to the effect that: (A) attached thereto are true and complete copies of the resolutions of the members or managers, as applicable, authorizing and approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and that such resolutions were duly adopted by written consent, remain in full force and effect, and have not been amended, rescinded or modified; and (B) each of the officers or other individuals executing this Agreement and the other documents to be delivered hereunder and thereunder is duly authorized to execute such agreements on behalf of Buyer;

(vi) a certificate dated as of the Effective Date (executed by a duly authorized officer of Parent) certifying to the effect that: (A) attached thereto are true and complete copies of the resolutions of the directors of Parent authorizing and approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and that such resolutions were duly adopted at a duly convened meeting thereof, at which a quorum was present an acting throughout, remain in full force and effect, and have not been amended, rescinded or modified; and (B) each of the officers or other individuals executing this Agreement and the other documents to be delivered hereunder and thereunder is duly authorized on behalf of Parent; and

(vii) such other documents or instruments as Seller may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated hereby or the other Transaction Documents.

(c) At the Closing, Seller shall deliver to Buyer:

(i) the Assignment and Assumption Agreement duly executed by each of the parties thereto;

(ii) the Release Letter, duly executed by each of the parties thereto;

(iii) a certificate of good standing with respect to Seller and each of the Companies issued by the office of the Secretary of State of the state in which such Person was formed, each of which is dated as of a date no more than ten (10) days prior to the Effective Date;

(iv) a certificate dated as of the Effective Date (executed by a duly authorized officer of Seller) certifying to the effect that: (A) attached thereto are true and complete copies of the resolutions of the directors authorizing and approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and that such resolutions were duly adopted by written consent, remain in full force and effect, and have not been amended, rescinded or modified; and (B) each of the officers or other individuals executing this Agreement or the other Transaction Documents and the other documents to be delivered hereunder and thereunder is duly authorized to execute such agreements and documents on behalf of Seller;

(v) a certificate dated as of the Effective Date (executed by a duly authorized officer of React) certifying to the effect that: (A) attached thereto are true and complete copies of the resolutions of the members authorizing and approving this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and that such resolutions were duly adopted by written consent, remain in full force and effect, and have not been amended, rescinded or modified; (B) each of the officers or other individuals executing any other Transaction Documents and the other documents to be delivered thereunder is duly authorized to execute such agreements and documents on behalf of React;

(vi) evidence reasonably satisfactory to Buyer of the termination and release of the Encumbrances set forth in Schedule 3.10, except to the extent waived by Buyer or Parent pursuant to Section 6.4; and

(vii) such other documents or instruments as Buyer or Parent may reasonably request for the purpose of otherwise facilitating the consummation or performance of any of the transactions contemplated hereby or the other Transaction Documents.

(d) Concurrent with or immediately following the Closing, Buyer shall deliver to Seller:

(i) the Note, dated as of the Effective Date, duly executed by an authorized signatory of React, of which the transactions contemplated thereby shall be acknowledged and agreed to by a duly authorized officer of Parent; and

(ii) a certificate dated as of the Effective Date (executed by a duly authorized signatory of React) certifying to the effect that: (A) attached thereto are true and complete copies of the resolutions of the sole member of React, authorizing and approving the Note, and that such resolutions were duly adopted by written consent, remain in full force and effect, and have not been amended, rescinded or modified; and (B) each of the officers or other individuals executing the Note and the other documents to be delivered thereunder is duly authorized on behalf of React.

2.4. Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to Seller or any other recipient of a payment hereunder, such amount as Buyer is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and Parent that, subject to the exceptions and qualifications set forth in the correspondingly numbered disclosure schedules attached hereto or where such relevance is reasonably apparent on the face such disclosure schedules (the “Disclosure Schedules”), all of the statements contained in this ARTICLE III are true, correct and complete as of the Effective Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1. Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, and to consummate the transactions contemplated hereby and under the other Transaction Documents. Seller is licensed or qualified to conduct business as a foreign entity in each jurisdiction in which the nature of the Business or the ownership or leasing of its assets or properties requires such licensing or qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Seller has the full power and authority to (a) execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, (b) consummate and perform the transactions to be performed by it pursuant to this Agreement and under the other Transaction Documents to which it is a party, and (c) satisfy or perform, as the case may be, its obligations under this Agreement and under the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and under the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action, including approval by its sole stockholder, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and under the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Law relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.2. Organization, Authority and Qualification of the Companies. React is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as set forth in Schedule 3.2, React has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business, as it has been and is currently conducted, and as presently proposed to be conducted during the calendar year of 2020 (including the concerts, events and festivals set forth in Schedule 3.2) (the “Proposed Business”). Spring Awakening is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois. Spring Awakening has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business, as it has been and is currently conducted, and the Proposed Business. Summer Set is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Illinois. Summer Set has full company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business, as it has been and is currently conducted. Except as set forth in Schedule 3.2, each of the Companies is licensed or qualified to conduct business as a foreign entity in each jurisdiction in which the nature of the Business or the ownership or leasing of their respective assets or properties requires such licensing or qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Each of the Companies has full power and authority to (a) execute and deliver the Transaction Documents to which such Company is a party, (b) consummate and perform the transactions contemplated hereby and under the other Transaction Documents, and (c) satisfy or perform, as the case may be, its respective obligations under this Agreement and under the other Transaction Documents. The execution, delivery and performance of this Agreement and under the other Transaction Documents has been duly authorized by all necessary corporate action of the Companies, including approval by React’s sole member), and no other corporate proceedings on the part of any of the Companies are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The Transaction Documents to which any of the Companies is party constitute the legal, valid and binding obligation of such Company enforceable against such Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Law relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Seller has provided to Buyer true, correct and complete copies of the Organizational Documents of each of the Companies relating to or in effect after the Post-Reorganization. None of the Companies is in default under their respective Organizational Documents. The record books of each of the Companies relating to any period after the Post-Reorganization are accurate and complete in all material respects.

3.3. Capitalization. React’s Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances except as set forth in Schedule 3.3. Spring Awakening’s Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by React, free and clear of all Encumbrances. Summer Set’s Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by React, free and clear of all Encumbrances. There are no accrued but unpaid distributions with respect to any Membership Interests. Seller has the full power and authority to transfer and deliver good and marketable title to all of React’s Membership Interests, and upon Seller’s transfer to Buyer of React’s Membership Interests, Buyer shall receive good and marketable title to the Membership Interests, free and clear of all Encumbrances except as set forth in Schedule 3.3.

3.4. Subsidiaries. Schedule 3.4 sets forth a true and accurate list of the Subsidiaries of React. React does not own or hold the right to acquire any equity interests in any Person. None of the Subsidiaries set forth in Schedule 3.4 has any Subsidiary and does not own or hold the right to acquire any equity interests in any Person.

3.5. No Conflict; Consents. Except as set forth in Schedule 3.5, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller or any of the Companies is a party, and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with any applicable Law to which Seller or any of the Companies is subject, (b) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or result in the creation or imposition of any Lien under, any Organizational Document of any of the Companies or any Contract, lease, license, permit, indenture, agreement for borrowed money, instrument of indebtedness, Lien or other arrangement to which any of the Companies is a party or by which any of the Companies is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of any of the Companies, or (c) create in any Person the right to accelerate, terminate, modify or cancel any Contract to which any of the Companies is a party or by which any of the Companies is bound (including any Material Contracts), except, in the case of (b) and (c), as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.5 and except as would not reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge, no consent, approval, Permit, Order, declaration or filing with, or notice to, is required to be obtained by Seller or any of the Companies, and none of Seller or any of the Companies is required to give any notice to, make any filing with, or obtain any authorization, consent, approval, Permit, Order, declaration or filing with, or notice to, or approval of any Authority or any other Person for the Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any Lien on the Business pursuant to the provisions of, any Contract.

3.6. Litigation. Except as set forth in Schedule 3.6, there are no Actions pending or, to Seller’s or the Companies’ Knowledge, threatened (a) against or by Seller affecting the Business the Membership Interests, (b) against or by any of the Companies or affecting any of their respective properties or assets or the Membership Interests, or (c) against or by Seller or any of the Companies that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and the other Transaction Documents. Except as set forth in Schedule 3.6, to Seller’s or the Companies’ Knowledge, no event has occurred and no circumstances exist that could give rise to or serve as the basis for the commencement of any such Action. There is no judgment, Order, writ, injunction, penalty, award, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Authority, or by arbitration or otherwise) against or affecting the Membership Interests, the Business, any of the Companies or any of their respective properties or assets, this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby. Except as set forth in Schedule 3.6, to Seller’s or the Companies’ Knowledge no event has occurred or circumstances exist that may result in the commencement of a Legal Proceeding against or by Seller affecting any of its properties or assets related to the Business or the Membership Interests or against or by any of the Companies or affecting any of their properties or assets, except as would not reasonably be expected to have a Material Adverse Effect.

3.7. Financial Statements; Accounts Receivable.

(a) Schedule 3.7 contains true and accurate copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheets of React as of December 31, 2018 and December 31, 2019 (the “2019 Balance Sheet”), (ii) the unaudited consolidated statement of income of React for the fiscal years ended December 31, 2018 and December 31, 2019 (the “Balance Sheet Date”), and (iii) a statement setting forth Seller’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated consolidated balance sheet of React as of the estimated Effective Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement” ) prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, and fairly present in all material respects the consolidated financial position and the consolidated results of operations, as the case may be, of React as of the dates and for the periods set forth therein and have been derived from and are based on the books and records (including accounting records) of Seller or its Affiliate and represent only actual, bona fide transactions. React maintains a standard system of accounting established and administered in accordance with GAAP.

(b) All accounts receivable of React (net of the allowances for doubtful accounts set forth in the 2019 Balance Sheet) represent bona fide claims and were earned by performance in the ordinary course of business and, to Seller’s and the Companies’ Knowledge, are subject to no valid defense, offset or counterclaim. To Seller’s and the Companies’ Knowledge, all accounts payable of React arose in the ordinary course of business and represent only actual, bona fide transactions.

(c) The Companies have no Liabilities, except (i) those which are adequately reflected or reserved against in the 2019 Balance Sheet as of the Balance Sheet Date, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, in an amount in excess of $25,000.

(d) The accounts receivable reflected on the 2019 Balance Sheet and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) to Seller’s and the Companies’ Knowledge, constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the 2019 Balance Sheet. The reserve for bad debts shown on the 2019 Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.8. Absence of Liabilities, Changes and Events. Since the Balance Sheet Date through the Effective Date, (a) each of the Companies has conducted its business in the ordinary course of business in all material respects consistent with past practice, and (b) there has been no change, event, occurrence, fact or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9. Material Contracts. To Seller’s and the Companies’ Knowledge, Schedule 3.9 sets forth a true and accurate list of the Material Contracts. Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and effective in accordance with its terms, is binding and enforceable against each of the Companies and, to Seller’s and the Companies’ Knowledge, against each other party thereto and is in full force and effect. To Seller’s and the Companies’ Knowledge, each of the Companies and the other parties to the Material Contracts have performed all of their respective obligations required to be performed under the Material Contracts. To Seller’s and the Companies’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of or an event of default under (or is alleged to be in breach of or default under) any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, in each case in accordance with the terms of such Material Contract. There is no actual or, to Seller’s and the Companies’ Knowledge, threatened termination, cancellation or limitation of any Material Contract, and none of Seller and the Companies has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s and the Companies’ Knowledge, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to a Material Contract. To Seller’s and the Companies’ Knowledge, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.10. Sufficiency of Assets. Except as set forth in Schedule 3.10, the Leases, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Business and the Proposed Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Companies have made any material commitments or arrangements or entered into any material Contracts in connection with Spring Awakening Festival for the 2020 calendar year. Except as set forth in Schedule 3.10, all of the assets of the Companies are free and clear of all Liens.

3.11. Compliance with Laws. Except as set forth in Schedule 3.11, none of the Companies is in violation of any applicable Law or Permit or is not in possession of any material Permits or other authorizations or consents of an Authority necessary or required for the Companies to conduct the Business, as is currently conducted, or the Proposed Business, except in each case as would not reasonably be expected to have a Material Adverse Effect. To Seller’s and the Companies’ Knowledge, all fees and charges with respect to such Permits as of the date hereof have been paid in full, except as would not reasonably be expected to have a Material Adverse Effect. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

3.12. Employment Matters. Except as set forth in Schedule 3.12, neither the execution of this Agreement or the other Transaction Documents nor any of the transactions contemplated by hereunder or thereunder will (either alone or upon the occurrence of any additional or subsequent events): (a) entitle any current or former director, officer, employee, independent contractor or consultant of any of the Companies to severance pay or any other payment; (b) limit or restrict the right of any of the Companies to amend or terminate any Contract with any employee of any of the Companies; or (c) increase the amount payable under or result in any other material obligation pursuant to any Contract with any employee of the Companies or any other Contract to which any of the Companies is a party. To Seller’s and the Companies’ Knowledge, Schedule 3.12 contains a list of all persons who are current employees or material independent contractors or consultants of the Companies, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized. Except as set forth in Schedule 3.12, all compensation, including wages, commissions and bonuses, payable to all employees and all material compensation, including commissions and bonuses, payable to all independent contractors or consultants of the Companies for services performed on or prior to the date hereof have been paid in full (or accrued in full on the 2019 Balance Sheet and the Estimated Closing Working Capital Statement), except as would not reasonably be expected to have a Material Adverse Effect, and there are no outstanding agreements, understandings or commitments of any of the Companies with respect to any compensation, commissions or bonuses. Each of the Companies has complied in all material respects with the WARN Act, and it has no plans to undertake any action on or prior to the Effective Date that would trigger the WARN Act.

3.13. Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect and immediately following the consummation of the transactions contemplated by the Assignment and Assumption Agreement, (a) React or its Subsidiaries own the Intellectual Property necessary for the conduct of the Business as conducted as of the Effective Date free and clear of all Liens except as set forth in Schedule 3.10, (b) to Seller’s Knowledge, (i) no Actions have been asserted in writing by any third party as of the date of this Agreement (A) challenging the validity or ownership of any such Intellectual Property or the Companies’ right to use such Intellectual Property, or (B) claiming that any of the Companies is materially infringing, misappropriating or otherwise violating (“Infringing”) any Intellectual Property owned by third parties, (ii) no third party is Infringing the Intellectual Property of any of the Companies and (iii) the Intellectual Property that is registered with Authorities in the name of (A) React, (B) Spring Awakening, (C) Summer Set or (D) SFXE IP, as applicable (in the case of the foregoing clause (D), pending the amendment to such Intellectual Property registrations pursuant to the transactions contemplated by the Assignment and Assumption Agreement) is valid and enforceable.

3.14. Taxes. Except as set forth in Schedule 3.14, each of Seller and the Companies has timely filed all Tax Returns required to be filed by Seller, the Companies or their respective Affiliates with respect to the Companies and all such Tax Returns have been true, correct, and complete. Seller, its Affiliate and the Companies have timely paid (or accrued in full on the 2019 Balance Sheet) all material Taxes imposed on the Companies when the same have become due (including for 2018 and 2019 fiscal years). To Seller’s and the Companies’ Knowledge, (a) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any of the Companies that are still pending, (b) there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any material amount of Taxes due from or with respect to the Companies for any Taxable period, (c) there is no current examination or outstanding audit or assessment by any Authority concerning any material Tax liability of the Companies, (d) no claim has been made by any taxing Authority in any jurisdiction where Seller or the Companies do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, (e) the Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

3.15. Real Property. None of the Companies currently own any Real Property, or, to Seller’s Knowledge, has ever owned any Real Property. Schedule 3.15 contains a complete list of all Real Property currently leased or subleased by any of the Companies (the “Leased Real Property”). Seller has delivered to Buyer true and complete copies of any leases in respect of the Leased Real Property (the “Leases”). To Seller’s and the Companies’ Knowledge, the Leases are free and clear of Encumbrances. Except as set forth in Schedule 3.15, each Lease is valid and in full force and effect, except as enforceability of such Lease may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief. To Seller’s and the Companies’ Knowledge, none of the Companies is in material breach of any term or provision thereof, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of or an event of default under (or is alleged to be in breach of or default under) any Lease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

3.16. No Related Party Transactions. Except as set forth in Schedule 3.16, no employee, officer, director, equityholder, partner, manager, member or Affiliate of Seller or any of the Companies or, to the extent applicable, any immediate family member or Affiliate of any of the foregoing Persons (collectively, “Related Persons”) (a) owes any of the Companies nor do any of the Companies owe any amount to, nor has any of the Companies committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any commitment, transaction, business arrangement or other relationship (other than customary employment relationships) with any of the Companies (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by React (other than rights arising out of customary employment arrangements), (d) to Seller’s Knowledge, has any claim or cause of action (matured or unmatured, contingent or otherwise) against any of the Companies, or (e) has at any time transacted any business with any of the Companies (other than as an investor therein or employee thereof).

3.17. Financial Advisor. Except as set forth in Schedule 3.17, the fees and expenses of which shall be paid by solely by Seller or its Affiliates (other than the Companies) following the Closing (the “Financial Advisor Fees”), no Person is or will be entitled to any brokerage, finder’s or other fee or commission or like payment in respect of acting or having acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement or any other Transaction Documents.

3.18. Insurance. Seller has made available to Buyer true and complete copies of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliate and relating to the assets, business, operations, employees, officers and directors of the Companies (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. None of Seller and the Companies have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Schedule 3.18, there are no claims related to the Business or the Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Companies is in default under, and has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business as currently conducted.

3.19. Books and Records. The minute books and stock record books of each of the Companies relating to any period after the Post-Reorganization, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Companies relating to any period after the Post-Reorganization contain accurate and complete records of all meetings, and actions taken by written consent of, the members, managers and any committees thereof, and no meeting, or action taken by written consent, of any such members, managers or committees thereof has been held at which material decisions have been considered or approved and for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records relating to any period after the Post-Reorganization will be in the possession of the Companies.

3.20. Material Misstatements or Omissions. To Seller’s and the Companies’ Knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer or Parent or any of their Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.21. No Other Representation and Warranties. Except as expressly set forth in this ARTICLE III, Seller does not make any representation or warranty, express or implied, at law or in equity, with respect to Seller or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby represent and warrant to Seller that, subject to the exceptions and qualifications set forth in the Disclosure Schedules, all of the statements contained in this ARTICLE IV are true, correct and complete as of the Effective Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1. Organization and Authority of Buyer. Buyer is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and conduct its business as it is now being operated and conducted.

4.2. Organization and Authority of Parent. Parent is a corporation validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and conduct its business as it is now being operated and conducted.

4.3. Due Authorization. Each of Buyer and Parent has full power and authority to execute and deliver into this Agreement, the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Parent of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved. Each of Buyer and Parent has duly and validly executed and delivered this Agreement the other Transaction Documents to which it is a party. Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer and Parent and upon execution and delivery, will constitute legal, valid and binding obligations of Buyer and Parent, enforceable in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4. Parent Common Stock. The issuance and delivery of Parent’s Common Stock pursuant to the Note has been duly authorized by all necessary corporate action on the part of Parent and, when issued as contemplated by this Agreement and the other Transaction Documents to which it is a party, such Common Stock will be duly and validly issued, fully paid and nonassessable. Such Common Stock, when so issued and delivered in accordance with the provisions of this Agreement and the other Transaction Documents to which it is a Party, shall be free and clear of all Encumbrances (other than Encumbrances set forth in Schedule 4.4) and will not have been issued in violation of applicable federal and state securities Laws, state corporate Laws, their respective properties or any warrants, options, agreements, commitments, conversion rights, preemptive rights, rights of first refusal or similar rights.

4.5. Parent SEC Documents; Financial Information.

(a) Parent has filed all forms, reports, statements and documents required to be filed with the SEC during the past twelve (12) months (collectively, and together with all documents filed or furnished on a voluntary basis on Form 8-K, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as have been supplemented, modified or amended since the time of filing, the “Parent SEC Documents”). Each of the Parent SEC Documents, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Exchange Act, the Securities Act, and the rules and regulations promulgated thereunder applicable to the Parent SEC Documents. As of their respective dates (or, if amended prior to the Agreement Date, as of the date of such amendment), the Parent SEC Documents did not, and any Parent SEC Documents filed with or furnished to the SEC subsequent to the Agreement Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) All of the financial statements included in the Parent SEC Documents, in each case, including any related notes thereto, as filed with the SEC (collectively, the “Parent Financial Statements”), have been prepared in conformity with GAAP, applied on a consistent basis during the periods involved, subject to such exceptions as may be indicated in the notes thereto. The Parent Financial Statements present fairly in all material respects the financial condition of the Parent and its consolidated Subsidiaries as of the dates thereof, and the related statements of income, changes in equity and cash flows present fairly in all material respects the income, changes in equity and cash flows for the periods then ended (except, in each case, as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, year-end adjustments and the absence of footnotes otherwise required by GAAP).

(c) Parent has no Liabilities (whether or not the subject of any other representation or warranty hereunder), except for Liabilities (i) reflected or reserved for on Parent Financial Statements as of, and for the six-month period ended on September 30, 2019, (ii) that may have arisen in the ordinary course of its business since September 30, 2019, (iii) set forth in the Parent SEC Documents or incurred in connection with the transactions contemplated herein, and (iv) which, individually or in the aggregate, would not reasonably be expected to be material to Parent.

4.6 No Conflict. Except as set forth in Schedule 4.6, the execution and delivery of this Agreement by Buyer and Parent and the other Transaction Documents to which they are a party to, Buyer’s and Parent’s performance hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not, (a) contravene, conflict with or violate any provisions of the Organizational Documents of Buyer or Parent, (b) violate or constitute a material breach of or default (with notice or lapse of time, or both), permit termination, cancellation, modification or acceleration, or cause the forfeiture of any right, under any provision of any material Contract to which Buyer or Parent is party or by which Buyer’s or Parent’s properties or assets are bound, (c) require any notice under any material Contract to which Buyer or Parent is a party or by which it is bound, or to which any of its assets or properties are subject, or (d) assuming compliance with the matters referred to in Section 0, contravene, conflict with or violate any Law applicable to Buyer or Parent or any Order of any Authority to which Buyer or Parent is subject, or by which any of its properties or assets are bound or affected, except, in the case of clauses (b) and (c), for any such items that would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Parent’s ability to consummate the transactions contemplated hereby.

4.7 Consents and Governmental Approvals. Except as set forth in Schedule 4.7, the execution and delivery by Buyer and Parent of this Agreement and the other Transaction Documents to which they are a party to, Buyer’s and Parent’s performance hereunder and thereunder, and the consummation of transactions contemplated hereby and thereby do not require (a) any notice or Required Consent under any material Contract to which Buyer or Parent is party or by which Buyer’s or Parent’s properties or assets are bound, except where failures to obtain such Required Consents would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s and Parent’s ability to consummate the transactions contemplated hereby and under the other Transaction Documents to which it is a party, (b) any approval of any Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, state securities or “blue sky” Laws or the rules and regulations of any national securities exchange or stock market (including, without limitation, the notice and/or application(s) to The Nasdaq Capital Market for the issuance of the shares of Common Stock underlying the Note and the filing of Form D with the U.S. Securities and Exchange Commission), and (iii) where failures to obtain such approval by such Authority would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Parent’s ability to consummate the transactions contemplated hereby, or (c) any notice or consents from any national securities exchange or stock market.

4.8 Litigation. There is no Action pending or, to Buyer’s and Parent’s Knowledge, threatened, at law or in equity or before any Authority which challenges the validity of this Agreement or the other Transaction Documents to which it is a party or which would, individually or in the aggregate, reasonably be expected to be material to Buyer’s and Parent’s ability to consummate the transactions contemplated hereby.

4.9 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer and Parent in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE V
INDEMNIFICATION

5.1. Survival.

(a) The representations, warranties, and covenants in this Agreement shall survive the Closing and remain in full force and effect; provided, that

(i) the representations, warranties and, subject to Section 5.1(a)(ii), covenants of Seller set forth in this Agreement shall survive and remain in full force and effect until the earliest of (A) the date upon which (1) Buyer or Parent makes an assignment for the benefit of creditors, (2) Buyer or Parent files a voluntary petition under any Debtor Relief Law, (3) an involuntary proceeding shall have been commenced or an involuntary petition shall have been filed under any Debtor Relief Law with respect to Buyer or the Parent which is not dismissed or discharged within sixty (60) calendar days, or (4) a trustee, liquidator, receiver, custodian, or similar official for Buyer or the Parent or for a substantial part of any of its their respective assets shall have been appointed; or (B) the date that is eighteen (18) months after the Effective Date, except that, for purposes of this Section 5.1(a)(i)(B), the representations and warranties of Seller set forth in (1) Section 3.14 (Taxes) shall survive and remain in full force and effect until the earliest of (x) the expiration of the later of the applicable statute of limitations to a breach of contract or the applicable statute of limitations applicable to the subject matter of the representation or warranty plus sixty (60) days and (y) the sale or transfer of the Membership Interests of React to any other Person other than Parent’s or Buyer’s Affiliates, and (2) Sections 3.1 (Organization and Authority of Seller), 3.2 (Organization, Authority and Qualification of the Companies), 3.3 (Capitalization) and 3.6 (Litigation) shall survive and remain in full force and effect until the date that is two (2) years after the Effective Date;

(ii) all covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in ARTICLE VI, which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein.

(iii) the representations, warranties and, subject to Section 5.1(a)(ii), covenants of Buyer and Parent set forth in this Agreement shall survive and remain in full force and effect until the date that is eighteen (18) months after the Effective Date, except that the representation and warranties of Buyer and Parent set forth in Section 4.1 (Organization and Authority of Buyer), 4.2 (Organization and Authority of Parent), 4.3 (Due Authorization), and 4.4 (Parent Common Stock) shall survive and remain in full force and effect until the date that is two (2) years after the Effective Date; and

(iv) claims for indemnification for Losses arising out of or resulting from fraud shall not be subject to any Termination Date.

(b) Notwithstanding anything to the contrary in this Section 5.1, if an Indemnification Notice of a claim for indemnification pursuant to Section 5.2 has been delivered prior to 5:00 p.m., Pacific Time, on or before the date specified in this Section 5.1 with respect to the expiration of the applicable representations, warranties and covenants (such date, as applicable, the “Termination Date”), then the applicable representations, warranties and covenants shall survive as to such claim until such claim has been finally resolved in accordance with this Agreement. Claims for indemnification pursuant to Section 5.2 must be made by delivery of a written notice to Seller (in the case of claims made by a Buyer Party) or to Buyer and Parent (in the case of claims made by a Seller Party) setting forth claims asserted and in general terms the basis for the indemnification claim (an “Indemnification Notice”), no later than the applicable Termination Date.

5.2. Indemnification.

(a) Subject to the limitations set forth in this ARTICLE V, Seller agrees to and shall fully indemnify, defend and hold harmless each Buyer Party from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, deficiencies, Actions, judgments, interest, awards, fines, penalties and other liabilities of any kind or nature whatsoever (whether or not arising out of a third party claim), including, without limitation, reasonable attorneys’, accountants’ and experts’ fees actually incurred, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, “Losses”), without duplication, if and to the extent arising out of or resulting from:

(i) any inaccuracy in or breach of (or in the event any third party alleges any facts that, if true, would constitute any inaccuracy in or breach of) any representation or warranty made by Seller in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or React pursuant to this Agreement or the other Transaction Documents; and

(ii) any breach or failure to perform or observe (or in the event any third party alleges any facts that, if true, would constitute a breach or failure to perform or observe) any covenant, agreement, obligation or condition to be performed or observed by Seller or any of the Companies pursuant to this Agreement or the other Transaction Documents.

Solely for purposes of determining the amount of Losses subject to indemnification, and not for purposes of determining whether any breach of a representation, warranty, covenant or agreement has occurred, any references to “materiality” (including, without limitation, the word “material”) or “Material Adverse Effect” will be disregarded. For purposes of this Agreement, except to the extent payable to a third party with respect to a third-party claim, Losses shall not include any punitive, special, consequential, incidental or indirect damages, including loss of revenue, diminution in value, multipliers, profits or income. Losses shall exclude any amount for which there is a valid reserve set forth in the Financial Statements.

(b) Subject to the limitations set forth in this ARTICLE V, following the Closing, Buyer and Parent shall, jointly and severally, indemnify, defend and hold harmless the Seller Parties from and against any and all Losses, without duplication, if and to the extent arising out of or resulting from:

(i) any inaccuracy in or breach of (or in the event any third party alleges any facts that, if true, would constitute any inaccuracy in or breach of) any representation or warranty made by Buyer or Parent in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer or Parent pursuant to this Agreement or the other Transaction Documents; and

(ii) any breach or failure to perform or observe (or in the event any third party alleges any facts that, if true, would constitute a breach or failure to perform or observe) any covenant, agreement or condition to be performed or observed by Buyer or Parent pursuant to this Agreement or the other Transaction Documents or solely with respect to React’s covenants, agreements and conditions under the Note, React as the post-Closing wholly-owned subsidiary of Buyer.

(c) Each Party shall use commercially reasonable efforts to mitigate its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

5.3. Threshold; Deductible; Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify the Buyer Parties for claims brought pursuant to Section 5.2(a)(i) unless and until the aggregate amount of Losses incurred by all Buyer Parties in the aggregate exceeds $30,000 (the “Threshold”); provided, after such Losses exceed the Threshold, Seller shall be obligated to indemnify the Buyer Parties from and against all Losses in excess of $15,000 (the “Deductible”). In no event shall Seller be obligated to indemnify the Buyer Parties for claims brought pursuant to Section 5.2(a)(i) for Losses in excess of $400,000 (the “Indemnity Cap”); provided, that notwithstanding anything to the contrary contained herein, the Indemnity Cap, Threshold and Deductible terms set forth in this Section or otherwise in this Agreement shall not be applicable with respect to any claims for indemnification under this Agreement by any Buyer Party related to the Financial Advisor Fees; provided, further, that notwithstanding the foregoing clause and anything to the contrary contained herein, the indemnity obligations of Seller under this Agreement shall in no event exceed the Purchase Price.

5.4. Third Party Claims.

(a) If any Buyer Party or Seller Party (each, an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such Action being referred to herein as an “Indemnifiable Claim”) with respect to which another Party (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent (i) of any Losses directly resulting from such failure or (ii) the defense of such Indemnifiable Claim by the Indemnifying Party is materially prejudiced by such failure; provided, that the Indemnified Party must provide the Claim Notice to the Indemnifying Party no later than the applicable Termination Date.

(b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty (30)-day period, in which case the Indemnifying Party shall have until the date that is ten (10) days before the required response date and the Indemnified Party has provided prompt Claim Notice) to acknowledge assumption of the defense thereof and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided, that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, subject to clause (iii) below); (ii) the Indemnifying Party shall not pay, compromise or settle any Indemnifiable Claim without the Indemnified Party’s prior written consent (such consent not to be unreasonably withheld or delayed) unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Party from any liability with respect to such claim, (C) does not impose any liability or restriction on the Indemnified Party or any injunctive or other equitable relief against the Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing; and (iii) if the Indemnified Party reasonably determines, based on the written advice of counsel, that there (A) are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) is an actual conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain one special counsel in each jurisdiction for which the Indemnified Party determines counsel is required and shall be reimbursed by the Indemnifying Party for all of such Indemnified Party’s reasonable fees and expenses actually incurred in connection therewith. So long as the Indemnifying Party has taken responsibility for and continues to diligently defend the Indemnifiable Claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or Action requires a response before the expiration of such thirty (30) day period and the Indemnified Party has provided prompt Claim Notice) that it elects to undertake the defense of the Indemnifiable Claim described therein, elects not to compromise or defend such Indemnifiable Claim, or fails to diligently prosecute the defense of such Indemnifiable Claim, the Indemnified Party shall have the right to contest, settle, pay, defend or compromise, through counsel of its own choosing, the Indemnifiable Claim at the expense of the Indemnifying Party and seek indemnification for any and all Losses based upon, arising from or relating to such Indemnifiable Claim; provided, that such Losses shall be subject to Section 5.5(a) in all respects.

5.5. Claims for Indemnification Other Than Third Party Claims.

(a) In the event Buyer or Parent (on behalf of themselves or any other Buyer Party) wishes to make a claim for indemnification that does not involve an Indemnifiable Claim and the amount of Losses with respect to such claim (the “Claim Amount”) is known to Buyer or the applicable Buyer Party, Buyer shall deliver to Seller an Indemnification Notice in accordance with Section 5.1 and including the Claim Amount. No delay or failure to provide such notice pursuant to this Section 5.5(a) shall relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder except to the extent of any Losses directly resulting from such failure; provided, that the Indemnified Party must provide the Indemnification Notice to the Indemnifying Party no later than the applicable Termination Date. If, within thirty (30) days after delivery of an Indemnification Notice that includes the Claim Amount, Buyer has not received a written notice from Seller in which Seller contests the payment of all or part of the Claim Amount with an explanation (in reasonable detail) of the basis therefor (a “Seller Objection Notice”), then the applicable Buyer Party shall be entitled at its discretion to (the “Indemnification Settlement Method”) (i) offset an amount equal to the Claim Amount (the “Offset Amount”) by reducing the outstanding principal owed under the Note by such Offset Amount or (ii) recover from Seller the Offset Amount in cash; provided, that in the case of the foregoing clause (ii), any cash payment in respect thereof shall in no event be due or payable on or prior to the earlier of (x) the second (2nd) anniversary of the Effective Date or (y) the time that any portion of the Note is converted and the resulting Conversion Shares (as defined in the Note) are sold, and in either case shall be limited to the amount in cash actually paid by Buyer pursuant to the Note or received by Seller from the sale of Conversion Shares, as applicable. If Seller delivers a Seller Objection Notice to Buyer within such thirty (30) day period, the Parties shall use their good faith efforts to resolve such dispute. If such dispute is not resolved within forty-five (45) days following the delivery by Seller of the Seller Objection Notice, the Parties shall submit such dispute to arbitration in accordance with the terms of Section 7.3 below. For the avoidance of doubt, the Parties may resolve any such dispute at any time by mutual written consent.

(b) In the event Seller (on behalf of any Seller Party) wishes to make a claim for indemnification that does not involve an Indemnifiable Claim and the Claim Amount is known to Seller or the applicable Seller Party, Seller shall deliver to Buyer and Parent an Indemnification Notice in accordance with Section 5.1 and including the Claim Amount. No delay or failure to provide such notice pursuant to this Section 5.5(b) shall relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder except to the extent of any Losses directly resulting from such failure. If, within thirty (30) days after delivery of an Indemnification Notice that includes the Claim Amount, Seller has not received a written notice from Buyer or Parent in which Buyer or Parent contests the payment of all or part of the Claim Amount with an explanation (in reasonable detail) of the basis therefor (a “Buyer Objection Notice”), then Seller or the applicable Seller Party shall be entitled to recover an amount in cash equal to the Claim Amount. If Buyer or Parent delivers a Buyer Objection Notice to Seller within such thirty (30) day period, the Parties shall use their good faith efforts to resolve such dispute. If such dispute is not resolved within forty-five (45) days following the delivery by Buyer or Parent of a Buyer Objection Notice, the Parties shall submit such dispute to arbitration in accordance with the terms of Section 7.3 below. For the avoidance of doubt, the Parties may resolve any such dispute at any time by mutual written consent.

(c) For the avoidance of doubt, the provisions of Section 5.5(b) shall not apply with respect to any claim for indemnification involving or relating to an Indemnifiable Claim by a third party (or the settlement or compromise of such an Indemnifiable Claim), which is addressed in Section 5.4 above.

5.6. Indemnification Payments. Payments by an Indemnifying Party pursuant to Section 5.2 in respect of any Loss shall be limited to the amount of any Liability that remains after deducting therefrom any insurance proceeds (less any expected increase in future premiums) and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim; provided, that to the extent that Parent or Buyer are entitled to and actually fully satisfy any of their Claim Amounts via the Indemnification Settlement Method, and subsequently to such satisfaction Parent or Buyer actually receive any insurance proceeds (less any expected increase in future premiums) or any indemnity, contribution or other similar payment in respect of such Claim Amount (the “Proceeds”), such Proceeds shall be separately designated as held for the benefit of Seller, and Parent and Buyer shall provide such Proceeds to Seller via the same consideration that such Claim Amount was satisfied pursuant to the Indemnification Settlement Method. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement (the “Insurance Recovery Efforts”); provided, that any representations, warranties or covenants survival period set forth in Section 5.1 or any period during which any Indemnified Party may make a demand for indemnification from any Indemnifying Party pursuant to this ARTICLE V shall be tolled for the same duration of the Indemnified Party’s Insurance Recovery Efforts. All payments from one Party to this Agreement to another Party to this Agreement made under this ARTICLE V are in the nature of adjustments to the Purchase Price, and each Party agrees that it will file its federal, state and local Tax Returns in a manner consistent with treating such payments as adjustments to the Purchase Price. Any indemnification payments required to be made by a Party to this Agreement under this ARTICLE V shall be made promptly (but in no event later than ten (10) Business Days after the determination thereof, including the determinations set forth in Section 5.8) via wire transfer of immediately available funds to such bank and accounts as are designated by Buyer or Parent (in the case of any indemnification payment to any Buyer Party) or Seller (in the case of any indemnification payment to any Seller Party).

5.7. Remedies Exclusive. Except with respect to (a) claims for Losses arising out of or resulting from fraud, criminal activity, or willful misconduct; and (b) claims for specific performance, injunctive relief or other equitable relief, claims for indemnification pursuant to this ARTICLE V shall be the sole and exclusive remedy of the Parties for any Losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements contained in this Agreement.

5.8. Treatment of Insurance Recoveries; Determining Payment. In the event any amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this ARTICLE V, then the Indemnified Party shall use commercially reasonable efforts to pursue such insurance policies or collateral sources, and in the event the Indemnified Party receives any recovery, the amount of such recovery shall be applied first, to reimburse the Indemnified Party for its out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended in pursuing such recovery, second, to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment, and third, the Indemnified Party. In calculating amounts payable to an Indemnified Party, the amount of any Losses shall be determined without duplication of any other Loss for which an Indemnification Claim has been made, and shall be computed net of (a) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses or pursuant to any contribution rights, net of all reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in recovering such payments, (b) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any third party), and (c) any Tax benefit received by the Indemnified Party, less the cost of any Tax filings and related costs related to the receipt of such benefit, in the Tax year in which the Loss occurred and the subsequent Tax year.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1. Employees and Employment Benefits.

(a) Buyer shall offer employment effective as of the Effective Date, or shall cause React to offer continued employment after the Effective Date, to all employees of Seller or its Affiliates set forth in Schedule 6.1(a) (the employees who accept such employment by Buyer or React, as applicable, and commence or continue, as applicable, employment on the Effective Date, the “Transferred Employees”), subject to Section 6.1(b).

(b) Buyer shall offer, or shall cause React to continue to offer, the employees set forth in Schedule 6.1(a): (i) base salary or hourly wages that are substantially comparable in the aggregate to the base salary or hourly wages provided by Seller or its Affiliate to such respective employee immediately prior to the Closing; and (ii) employee benefits that are substantially comparable in the aggregate to the benefits offered by Seller or its Affiliate to such respective employee immediately prior to the Closing, with the determination of the employee base salary, wages and benefits and their comparability under clauses (i) and (ii) to be made by Buyer from time to time and in its sole and absolute discretion; provided, that nothing contained herein shall alter any Transferred Employee’s at-will status or require Buyer to guarantee employment for a specified duration to any Transferred Employee.

(c) Immediately prior to the first calendar day of the first full month following the Effective Date, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the employees of Seller prior to the Effective Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable employee participates.

(d) The Parties intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any employee set forth in Schedule 6.1(a) who accepts an employment offer by Buyer or React that is consistent with the requirements of Section 6.1(b), and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing such that the WARN Act shall not be implicated with respect to any Transferred Employee. Buyer hereby agrees to assume, or shall cause React to assume, all Accrued PTO for the 2020 calendar year for all Transferred Employees as of the Effective Date, and Buyer agrees, in accordance with applicable Law, to, or shall cause React to, rollover and assume such Accrued PTO for the 2020 calendar year for all Transferred Employees in connection with Buyer’s or React’s employment of such Transferred Employee after the Closing, which Accrued PTO shall be subject to Buyer’s or React’s, as applicable, vacation and/or paid time off policies in effect from time to time thereafter.

(e) Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part will not continue to offer a group health plan after the Effective Date and, accordingly, Buyer shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement.

(f) This Section 6.1 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.1, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.1. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.1 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

6.2. Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Effective Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in, assist others in engaging in or be involved in any respect with the Business or the Proposed Business; (ii) have an interest in any entity that engages directly or indirectly or is involved in any respect in the Business (including, without limitation, in the state of Kentucky) or the Proposed Business in any capacity, including as a partner, shareholder, member, employee, principal, promoter, producer, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business or the Proposed Business (including any existing or former client or customer of any of the Companies and any Person that becomes a client or customer of the Business or the Proposed Business after the Effective Date), or any other Person who has a business relationship with the Business or the Proposed Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if Seller or such Affiliate is not a controlling Person of, or a member of a group which controls, such entity and does not, directly or indirectly, own five percent (5%) or more of all classes of securities of such entity.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire, recruit or solicit any Person who is offered employment by Buyer or, following the Closing, the Companies or is or was employed in the Business or the Proposed Business during the Restricted Period, or encourage any such employee to leave such employment, adversely affect such employee’s employment relationship with Buyer or the Companies or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.2 would give rise to irreparable harm to Buyer and Parent, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer and Parent shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other assurance or to prove actual damages), which relief Seller hereby acknowledges and agrees would be appropriate in such case.

(d) Seller acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 6.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) Notwithstanding anything to the contrary contained herein, nothing shall restrict Seller or its Affiliates in any way from conducting any business, regardless of whether such business directly or indirectly competes with any business of any Buyer Party, including the Business, solely in connection with the exploitation of any Intellectual Property existing and held by Seller or its Affiliates (other than the Companies) immediately following the Closing and not sold or otherwise transferred to Buyer or React pursuant to this Agreement, whether within North America or anywhere in the world, including the Intellectual Property and businesses of the Persons set forth in Schedule 6.2(e).

(f) This Section 6.2 shall survive for a period of three (3) years following the Closing.

6.3. Transition Services. For a period commencing as of the Effective Date and ending on the date that is sixty (60) days thereafter, to facilitate an orderly transition of control of the Companies from Seller to Buyer, Seller shall, and/or shall cause its Affiliates to, upon request from Buyer from time to time and at Seller’s expense, use commercially reasonable efforts to provide certain talent booking, sponsorship and accounting services (and such other services as may be reasonably required for the Business or the Proposed Business in Seller’s sole discretion) to Buyer and the Companies in respect of the Business or the Proposed Business, including with respect to the Spring Awakening Festival; provided, that Seller makes no representations and warranties of any kind, implied or expressed, with respect to such services, and disclaims any warranty of any kind or nature whatsoever, including warranties of merchantability or fitness for a particular purpose; provided, further, that Seller agrees to act in good faith with respect to its agreements in this Section. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all such services provided by Seller are provided in its capacity as an independent contractor. Buyer shall use commercially reasonable efforts to transition the performance of any such services described in this Section to its own internal organization or to obtain third-party sources to provide such services.

6.4. Termination and Release of Encumbrances. Following the Effective Date, Seller shall take all such action reasonably necessary to cause the termination and release of (collectively, “Terminated Liens”) (a) the Encumbrances relating to the Membership Interests of React under the Guaranty, (b) the Encumbrances relating to the Pledged Collateral (as defined in the Guaranty) of React and (c) any other Encumbrances relating to any of the Companies, including the Encumbrances set forth in Schedule 3.10; provided, that unless waived by Buyer or Parent, Seller agrees to terminate the Liens set forth on Schedule 3.10 on or prior to the Closing; provided, further, that following the Effective Date, Buyer shall also have the right to take all such action reasonably necessary as determined by Buyer to cause the termination and release of the Terminated Liens.

6.5. Further Assurances. From and after the Closing, if any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or the other Transaction Documents or to fully consummate the transactions herein or therein, each Party hereto shall take, or cause to be taken, any and all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable agreements, instruments, certificates or other documents. Without limiting the generality of the foregoing, from and after the Closing, at the request of Buyer and without requiring any further consideration therefor, Seller shall use commercially reasonable efforts to assist Buyer and React to cause any registration with any Authorities relating to the Intellectual Property transferred pursuant to the Assignment and Assumption Agreement to be updated to reflect React’s title in, and ownership of, such Intellectual Property, and shall promptly execute and deliver to Buyer and Parent such certificates, instruments and other documents of transfer, assignment and conveyance and take such other action as may be reasonably requested by Buyer and/or Parent to more effectively transfer, assign and convey to and vest in React, or to put React in possession of, such Intellectual Property.

6.6. Confidentiality. Seller agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any Confidential Information. Seller further agrees to take commercially reasonable steps (and to cause each of its Affiliates to take commercially reasonable steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Seller or any of its Affiliates is required by Law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Seller shall reasonably cooperate with Buyer and React, at React’s expense, to preserve the confidentiality of such information consistent with applicable Law. Seller acknowledges and agrees that Buyer and the other Buyer Parties would be damaged irreparably in the event this Section 6.6 is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Seller agrees that Buyer shall be entitled to an injunction or injunctions, without the necessity of posting a bond or other security, to prevent breaches of the provisions of this Section 6.6 and to enforce specifically this Section 6.6 and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto. This Section 6.6 shall survive for a period of two (2) years following the Closing.

6.7. Publicity. Except as otherwise required by applicable Law, no Party nor any of their respective owners, members, managers, directors, officers, employees, representatives or Affiliates shall issue a press release or make any public statement regarding this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby without the prior written approval of the other Party not to be unreasonably withheld, conditioned or delayed and provided that such approving Party promptly provides its response and/or approval, as applicable; provided, that each Party shall have the right to issue press releases and other public statements consistent with certain content to be agreed upon by the Parties. Buyer and/or Parent shall be permitted to make such statements and filings, including filing a copy of this Agreement and the other Transaction Documents as may be required by any applicable law or by obligations pursuant to the requirements of any national securities exchange, as reasonably determined by Buyer and/or Parent in consultation with their legal counsel and with prompt written approval of Seller, in any event no later than one day after receipt, not to be unreasonably withheld, conditioned or delayed.

6.8. Tax Matters. The following provisions shall govern the allocation of responsibility as among the Parties for certain Tax matters following the Closing:

(a) Seller shall indemnify the Buyer Parties and hold each of them harmless from and against (i) any and all Taxes (or the non-payment thereof) of the Companies for all Taxable periods ending as of or prior to the Adjustment Calculation Time and the portion through the Adjustment Calculation Time for any Taxable period that includes (but does not end as of) the Adjustment Calculation Time (“Pre-Closing Tax Period”) that are paid after Closing, and (ii) any and all Taxes of any Person imposed on any of the Companies as a successor or transferee. Seller shall reimburse the Buyer Parties for any Taxes that are the responsibility of Seller pursuant to this Section 6.8(a) within five (5) Business Days following written request for reimbursement from Buyer or React.

(b) In the case of any Taxable period that includes (but does not end as of) the Adjustment Calculation Time (a “Straddle Period”), the amount of any Taxes (other than income or franchise Taxes) shall be deemed to be the amount of such Tax for the entire Taxable period, multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending as of the Adjustment Calculation Time, and the denominator of which is the number of days in such Straddle Period.

(c) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Seller shall retain all books and records with respect to Tax matters pertinent to any of the Companies relating to any Taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Seller shall provide Buyer with the opportunity to make copies, during normal business hours and at Buyer’s expense, of all books and records relevant to the taxation of Seller or direct or indirect interest holders therein.

(d) Seller shall be entitled to control all Tax Audits for which Seller has an indemnification obligation under Section 6.8(a) (each such Tax Audit, a “Seller Tax Audit”); provided, that (i) such Tax Audit can be conducted separately from any audit or other proceeding for which Seller does not have an indemnification obligation under Section 6.8(a) (for this purpose, Seller shall use commercially reasonable efforts to bifurcate any Tax Audit if such bifurcation is required to enable Seller to control a portion of such Tax Audit pursuant to this Section 6.8(d), (ii) Seller shall provide written notice to Buyer of its intention to control such Tax Audit within fifteen (15) days of receiving notice thereof, (iii) Buyer shall have the right to participate in such Tax Audit at its own expense, and (iv) Seller shall not either settle or appeal any adverse determination made in the course of such Tax Audit at any administrative or judicial level without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed or withheld. Buyer shall control any Tax Audit other than a Seller Tax Audit; provided, that Seller shall have the right to participate in such Tax Audit at its own expense. In the case of any conflict between the provisions of this Section 6.8(d) and Section 5.4 involving a Tax Audit, this Section 6.8(d) shall govern.

(e) Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne solely by Buyer, and Buyer shall prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp registration and other Taxes and fees.

6.9. No Reliance.

(a) Buyer and Parent each acknowledge that it has conducted an independent investigation of the business, operations, technology, assets, prospects, financial condition, liabilities, results of operations and projected operations of the Companies and the nature and condition of their properties, assets and businesses and, in making the determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE III. Buyer and Parent each acknowledge that Seller has provided Buyer and Parent with access to certain of the personnel, properties, premises and books and records of the Companies. Without limiting the generality of the foregoing, none of Seller, its Affiliates or any other Person has made a representation or warranty to Buyer and Parent with respect to any projections, estimates or budgets for the Companies.

(b) In connection with Buyer’s and Parent’s investigation of the Companies, Buyer has received from Seller and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of the Companies and certain business plan information of the Companies. Buyer and Parent each acknowledge that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Buyer and Parent is familiar with such uncertainties, that each of Buyer and Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that, absent fraudulent misrepresentation by Seller in ARTICLE III, Buyer, Parent and their respective Affiliates and Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Buyer and Parent acknowledges that, without limiting the generality of Section 6.9(c), none of Seller or its respective Representatives has made any representation or warranty with respect to such projections and other forecasts and plans.

(c) Except for the representations and warranties contained in ARTICLE III, none of Seller or its Affiliates or any other Person on behalf of Seller or its Affiliates makes any express or implied representation or warranty with respect to Seller, the Companies or any of their respective Affiliates, the Membership Interests, the Business or any other information provided to Buyer or its Representatives in connection with the transactions contemplated hereby. Seller disclaims any and all other representations and warranties, whether express or implied.

ARTICLE VII
MISCELLANEOUS

7.1. Notices. All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile or other electronic means (in the case of electronic means with copies by next day air courier or by registered or certified mail, return receipt requested, postage prepaid), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the Party to receive such notice:

If to Seller, addressed as follows:

LiveStyle NA Live Holdings, Inc.

9171 Wilshire Blvd., Suite 500

Beverly Hills, CA 90210

Attention: General Counsel

Attention: Charles Ciongoli

E-mail: aenriquez@livestyle.com, cciongoli@livestyle.com

If to Buyer or Parent, addressed as follows:

LiveXLive Media, Inc.

9200 Sunset Boulevard, Suite 1201

West Hollywood, CA 90069

Attention: CEO

E-mail: rob@livexlive.com

with a copy to (which shall not constitute notice):

Foley Shechter Ablovatskiy LLP

1359 Broadway, 20th Floor, Suite 2001

New York, NY 10018

Attention: Sasha Ablovatskiy, Esq.

E-mail: sablovatskiy@foleyshechter.com

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

7.2. Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be construed and interpreted according to the Laws of the State of Delaware without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2(b).

(c) Each Party irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

7.3. Arbitration.

(a) Any controversy, claim or dispute involving the Parties (or their Affiliates) directly or indirectly concerning this Agreement, the other Transaction Documents or the subject matter hereof or thereof, including, without limitation, any questions concerning the scope and applicability of this Section 7.3, shall be finally settled by arbitration held in Los Angeles, California by one arbitrator in accordance with the Comprehensive Arbitration Rules then followed by Judicial Arbitration and Mediation Services (JAMS) or any successor to the functions thereof. The arbitrator shall apply Delaware law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final, binding and conclusive on the Parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct.

(b) The Parties agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate federal or state court in Los Angeles County, California. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The Parties hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(c) Notwithstanding the foregoing provisions of this Section 7.3, nothing contained herein shall require arbitration of any issue arising under this Agreement or the other Transaction Documents for which injunctive relief or specific performance is successfully sought by any Party. Any action, suit or other proceeding initiated by any Party against any other Party for injunctive relief, specific performance or to enforce this Section 7.3 or any decision or award of the arbitrator may be brought in a court of competent jurisdiction in Los Angeles County, California, or in the event that such court does not have subject matter jurisdiction over such action or proceeding, a federal court located in the Central District of California. The Parties hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

(d) The Parties shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitrator, and shall not disclose any information regarding any arbitration proceeding (including, without limitation, the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by Sections 7.3(b) and 7.3(c) above, (iii) to its current or prospective advisors, lenders, investors or acquirers, or (iv) as otherwise required by Law or judicial decision.

7.4. Attorneys’ Fees. If any Action relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing Party may be entitled.

7.5. Expenses. Seller shall pay and be responsible for all of its fees, costs and expenses of Seller and the Companies incurred in connection with the negotiation of and entering into this Agreement, including the fees, expenses and disbursements of their counsel and accountants, and Buyer and Parent shall pay and be responsible for all of their respective fees, costs and incurred in connection with the negotiation of and entering into this Agreement, including the fees, expenses and disbursements of its counsel and accountants.

7.6. Assignment; Successors and Assigns; No Third-Party Rights. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective heirs, successors and permitted assigns of the Parties whether so expressed or not. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties; provided, that Buyer and/or Parent may, without obtaining the consent of Seller, assign any of its rights and/or obligations under this Agreement to any of its Affiliates or to its lenders as collateral security or to any Person that acquires (whether by merger, purchase of stock or equity, purchase of assets or otherwise), or is the successor or surviving entity in any such acquisition, merger or other transaction involving, Buyer; provided, further, that if Buyer or Parent assigns its obligations hereunder without obtaining the consent of Seller, Buyer or Parent, as applicable, shall not be relieved of its obligations hereunder in respect of any such assignment.

7.7. Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, by electronic transmission (including DocuSign and PDF) or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

7.8. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and thereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

7.10. Amendment; Waiver. This Agreement shall only be amended or modified in a writing signed by the Parties. Any of the terms or conditions of this Agreement may be waived at any time by the Party or Parties entitled to the benefit thereof, but only by a writing signed by the Party or Parties waiving such terms or conditions. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.11. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.12. Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the Parties and the parties thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

7.13. Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. For purposes of this Agreement, any reference to a representation and warranty shall include the related Disclosure Schedule. All references to this Agreement herein or in any of the Exhibits or Schedules shall be deemed to refer to this entire Agreement, including all Exhibits and Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the meanings given to such terms in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

SELLER:

LIVESTYLE NA LIVE HOLDINGS, INC.

By:	/s/ Charles Ciongoli
Name:	Charles Ciongoli
Title:	Chief Financial Officer, Secretary

BUYER:

LiVEXLIVE EVENTS, LLC

By:	/s/ Jerome N. Gold
Name:	Jerome N. Gold
Title:	Executive Vice President

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Chief Executive Officer

[Signature Page to MIPA]

Exhibit A

Assignment and Assumption Agreement

See attached.

Exhibit B

Release Letter

See attached.

Exhibit C

Note

[See Exhibit 4.3 to LiveXLive Media, Inc.’s Annual Report on Form 10-K, filed with the SEC on June 19, 2020]

[Exhibits to MIPA]